UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2018 (October 10, 2018)

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 10, 2018, Warner Music Group Germany Holding GmbH (“WMG Germany”), a limited liability company under the laws of Germany and an indirect subsidiary of Warner Music Group Corp. (the “Registrant”), closed its previously announced acquisition (the “Acquisition”) of certain shares of E.M.P. Merchandising Handelsgesellschaft mbH, a limited liability company under the laws of Germany (“EMP”), all of the share capital of MIG Merchandising Investment GmbH, a limited liability company under the laws of Germany (“MIG”), certain shares of Large Popmarchandising BVBA, a limited liability company under the laws of Belgium (“Large”), and each of EMP and MIG’s direct and indirect subsidiaries (the “Subsidiaries” and, together with EMP, MIG and Large, the “Acquired Companies”) from funds associated with Sycamore Partners, pursuant to the Sale and Purchase Agreement, dated as of September 11, 2018, by and between SP Merchandising Holding GmbH & Co. KG, a limited partnership under the laws of Germany, and WMG Germany. The cash consideration paid at closing of the Acquisition was approximately €165.6 million, which reflects an agreed enterprise value of the Acquired Companies of approximately €155.0 million (equivalent to approximately $180 million), as adjusted for, among other items, net debt and working capital of the Acquired Companies.

In accordance with relevant guidance from the U.S. Securities and Exchange Commission, the Registrant does not intend to file or furnish, under cover of Form 8-K or otherwise, audited financial statements of the Acquired Companies under Rule 3-05 of Regulation S-X or pro forma financial information under Article 11 of Regulation S-X following consummation of the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	/s/ Paul M. Robinson
Paul M. Robinson Executive Vice President, General Counsel and Secretary

Date: October 10, 2018

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